Exhibit 99.1
Press Release Dated July 18, 2012

NEWS RELEASE
July 18, 2012

Farmers Capital Bank Corporation Announces Second Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $3.1 million or $.36 per common share and $6.5 million or $.74 per common share for the second quarter and first six months of 2012, respectively. This represents an increase of $3.0 million or $.40 per common share and $5.2 million or $.70 per common share when compared to the same periods in 2011. Net income for the current quarter decreased $162 thousand or 4.9% compared with $3.3 million reported in the linked quarter. On a per common share basis, net income for the current quarter decreased $.02 or 5.3% in the linked quarter comparison.

“We continue to see incremental progress in our march toward strengthening the company’s financial condition,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “While we still have a significant challenge ahead of us, our nonperforming assets are now at their lowest level since the fourth quarter of 2009. Net interest income quarter to quarter is up, as is pretax income,” Mr. Hillard continues. “The progress that we’ve seen in recent quarters is attributed in large part to a cultural change that is taking place within our company - that of pursuing excellence and improving the customer experience,” says Mr. Hillard. “I am pleased with the direction we are headed, but not satisfied. We understand the responsibility we have to our shareholders and customers and we will continue to seek improvements on a daily basis.”

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Nonaccrual loans	$54,598	$61,358	$59,755	$60,322	$63,737
Loans 90 days or more past due and still accruing	29	50	1	2	3
Restructured loans	17,540	17,551	19,125	28,742	32,241
Total nonperforming loans	72,167	78,959	78,881	89,066	95,981

Other real estate owned	39,566	41,750	38,157	35,993	34,710
Other foreclosed assets	16	36	36	40	17
Total nonperforming assets	$111,749	$120,745	$117,074	$125,099	$130,708

Ratio of total nonperforming loans to total loans (net of unearned income)	6.9%	7.5%	7.4%	8.1%	8.5%
Ratio of total nonperforming assets to total assets	6.0	6.4	6.2	6.6	6.8

Farmers Capital Bank Corporation   *   Page 1 of 6

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned is as follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at March 31, 2012	$61,358	$17,551	$41,750
Loans placed on nonaccrual status	1,261	-	-
Loans restructured	-	72	-
Principal paydowns	(3,903)	(83)	-
Transfers to performing status	(251)	-	-
Transfers to other real estate owned	(2,818)	-	3,355
Charge-offs/write-downs	(1,049)	-	(641)
Proceeds from sales	-	-	(5,034)
Net gain on sales	-	-	136
Balance at June 30, 2012	$54,598	$17,540	$39,566

For nonaccrual loans, principal paydowns in the quarter include $2.4 million related to a single commercial real estate credit that was fully repaid, net of charge-offs of $78 thousand. The decrease in other real estate during the quarter was driven by the sale of two properties with an aggregate carrying amount of $2.9 million. Out of the $2.9 million larger-balance properties sold, $1.5 million represents a real estate development property and $1.4 million represents commercial real estate. In total, the Company received proceeds of $5.0 million during the quarter from the sale of other real estate that resulted in a net gain of $136 thousand.

The allowance for loan losses was $27.1 million or 2.61% of loans (net of unearned income) outstanding at June 30, 2012. At March 31, 2012 and year-end 2011, the allowance for loan losses was $27.1 million or 2.58% of net loans outstanding and $28.3 million or 2.64% of net loans outstanding, respectively. Net loan charge-offs were $1.3 million and $2.2 million in the current three months and linked quarter, respectively. This represents a decrease of $906 thousand or 41.4%. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .12% and .21% in the current and linked quarters, respectively.

Second Quarter 2012 Compared to First Quarter 2012

●
The $162 thousand or $.02 per common share decrease in net income for the second quarter of 2012 compared to the first quarter of 2012 includes a $534 thousand or 150% increase in income tax expense; an increase in noninterest income of $384 thousand or 6.4%, which includes a $682 thousand increase in gains on the sale of investment securities partially offset by a $532 thousand or 70.0% decrease in income from company-owned life insurance; an increase in the provision for loan losses of $364 thousand or 37.3%; an increase in net interest income of $160 thousand or 1.2%; and a decrease in noninterest expense of $192 thousand or 1.3%.

●	The $534 thousand increase in income tax expense is the result of a higher effective income tax rate, which was 22.0% in the current quarter compared to 9.7% in the linked quarter.
●
The $384 thousand or 6.4% increase in noninterest income was driven mainly by higher gains on the sale of investment securities and mortgage loans of $682 thousand and $141 thousand or 45.5%, respectively, partially offset by a decrease in income from company-owned life insurance of $532 thousand or 70.0%. The increase in gains on the sale of investment securities is attributed to an increase in the volume of securities sold, which often take place at irregular intervals based on current asset and liability management strategies. Gains on the sale of mortgage loans increased due to a higher volume of loans sold, fueled by the overall low interest rate environment. Income from company-owned life insurance decreased primarily due to a $529 thousand gain related to a death benefit included in the prior quarter; there was no such transaction recorded in the current quarter.

●
The increase in provision for loan losses of $364 thousand in the linked quarter comparison is attributed to higher reserves on impaired and watch list loans partially offset by a decrease in historical loss rates applied to the general loan portfolio.

●
The $160 thousand or 1.2% increase in net interest income was driven mainly by lower interest expense of $483 thousand or 9.3%, which offset a decrease in interest income of $323 thousand or 1.8%. The decrease in interest expense is primarily due to a $443 thousand or 15.8% decrease in interest expense on deposits, which have moved downward primarily as a result of the overall low interest rate environment and a strategy to reduce higher-rate time deposits. Net interest margin was 3.21% in the current quarter, an increase of seven basis points compared to 3.14% in the linked quarter. Net interest spread was 3.00%, up nine basis points compared to 2.91% in the linked quarter. The increase in net interest margin and spread is reflective of the Company’s overall balance sheet realignment strategy and focused effort to reduce its cost of funds.

Farmers Capital Bank Corporation   *   Page 2 of 6

●
The $192 thousand decrease in noninterest expense is due primarily to a decrease in salaries and employee benefits of $262 thousand or 3.7%, a decrease in expenses associated with repossessed real estate of $258 thousand or 26.8%, and lower data processing and communication expense of $174 thousand or 15.0%. The decrease in salaries and employee benefits is attributed to lower benefits related to health insurance and lower salary expense accruals attributed to paid time off taken by employees. The decrease in expenses associated with repossessed real estate decreased primarily due to sales activity that resulted in a net gain in the current quarter of $136 thousand compared to an overall loss of $242 thousand in the linked quarter. Data processing and communications expenses decreased as a result of an agreement the Company announced during the first quarter that will reduce its debit card processing expenses during 2012 and 2013.

●
All other noninterest expenses increased $502 thousand or 9.4%, driven primarily by higher legal fees associated with both nonperforming loan activity and the auction of the Company’s preferred stock by the U.S. Treasury to third party investors that occurred during the current quarter.

Second Quarter 2012 Compared to Second Quarter 2011

●
The $3.0 million or $.40 per common share increase in net income for the second quarter of 2012 compared to the same quarter a year ago was mainly driven by a decrease of $3.2 million or 70.4% and $1.2 million or 63.6% in the provision for loan losses and expenses associated with repossessed real estate, respectively, partially offset by an increase in income tax expense of $932 thousand.

●
The $3.2 million decrease in the provision for loan losses is attributed primarily to the improvement in historical loss rates adjusted for qualitative risk factors applied to a declining loan portfolio.

●
Expenses associated with repossessed real estate declined mainly due to a $698 thousand or 52.1% decrease in impairment charges recorded in the current quarter. Further, the net gains from the sale of repossessed real estate were $136 thousand in the current quarter compared to a net loss of $257 thousand in the second quarter a year earlier. All other noninterest expense categories, net, were up $125 thousand or 0.9% in the aggregate.

●
Income tax expense was $890 thousand for the current quarter, with an effective income tax rate of 22.0%. The Company recorded an income tax benefit of $42 thousand for the second quarter a year earlier. The effective income tax rate for that period is not meaningful.

●
Net interest income was down $455 thousand or 3.3% in the quarterly comparison. Interest income decreased $2.0 million or 10.2%, partially offset by lower interest expense of $1.6 million or 25.2% The decrease in interest income was driven by lower interest on loans, which has decreased as a result of lower balances outstanding and an overall low interest rate environment. The decrease in interest expense was driven by lower interest expense on deposits, which has decreased mainly from the Company’s continuing efforts to reduce higher-rate time deposits.

●
Net interest margin was 3.21% in the current quarter, an increase of three basis points from 3.18% in the second quarter a year ago. Net interest spread was 3.00%, up seven basis points compared to 2.93%.

●
Noninterest income was relatively unchanged in the comparison and totaled $6.4 million for the current quarter. The more significant components that increased in the comparison are gains on the sale of mortgage loans of $300 thousand or 199% due to a higher volume of loans sold helped by the overall low interest rate environment and $272 thousand or 65.9% attributed to gains on the sale of investment securities. The increase in gains on the sale of investment securities is attributed to an increase in the volume of securities sold. Such sales often take place at irregular intervals based on current asset and liability management strategies.

●
The more significant components of noninterest income that decreased in the comparison include the following: data processing income of $187 thousand or 69.0% driven by a $138 thousand or 69.7% decrease in fees related to the winding down of the Commonwealth of Kentucky depository services contract, trust income of $186 thousand or 28.2% due mainly to accrual refinements resulting in a one-time increase in the amount of $165 thousand in the second quarter a year ago, and $162 thousand or 7.4% in service charges and fees on deposits attributed to lower fees from overdraft/insufficient funds of $241 thousand or 17.2% resulting from lower transaction volumes.

Farmers Capital Bank Corporation   *   Page 3 of 6

Six-month Comparison

●
The $5.2 million or $.70 per common share increase in net income for the six months ending June 30, 2012 compared to the first six months of 2011 is primarily due to a decrease in the provision for loan losses and noninterest expenses of $4.7 million or 66.7% and $1.8 million or 5.8%, respectively. Net interest income decreased $904 thousand or 3.3% and income tax expense increased $507 thousand or 68.6%.

●
The $4.7 million decrease in the provision for loan losses is attributed primarily to the improvement in historical loss rates adjusted for qualitative risk factors applied to a declining loan portfolio.

●
The $1.8 million decrease in noninterest expenses in the comparison is made up primarily by a $949 thousand or 36.3% decrease in expenses associated with repossessed real estate, a $700 thousand decrease related to a deposit fraud loss recorded in the prior year, a $275 thousand or 11.3% decrease in data processing and communications expense, and a $239 thousand or 14.8% decrease in deposit insurance. Partially offsetting these noninterest expense decreases was an increase in salaries and employee benefits of $345 thousand or 2.5%.

●
Expenses associated with repossessed real estate decreased mainly due to a $418 thousand or 26.7% decline in impairment charges in the current comparison and a $321 thousand lower net loss related to the sale activity. The $700 thousand deposit fraud loss relates to a transaction on a deposit account involving one of the Company’s customers that occurred during the first quarter of 2011. Data processing and communications expenses decreased as a result of costs savings related to the winding down of the Company’s contract with the Commonwealth of Kentucky as well as an agreement the Company announced during the first quarter to reduce its debit card processing expenses during 2012 and 2013. The decrease in deposit insurance expense is attributed mainly to the change in the FDIC’s assessment base and rate structure that went into effect during the second quarter of 2011. Salaries and employee benefits increased in the comparison due mainly to additional personnel hired in the credit administration and nonperforming asset management positions, higher postretirement benefits expense, and modest annual employee pay increases.

●
The decrease in net interest income is made up of a $3.8 million or 9.4% decrease in interest income partially offset by lower interest expense of $2.9 million or 22.6%. The decrease in interest income is mainly related to lower interest on loans, which has decreased as a result of lower balances outstanding and an overall low interest rate environment. The decrease in interest expense is primarily related to lower interest expense on deposits, which has decreased mainly from the Company’s continuing efforts to reduce higher-rate time deposits.

●	Net interest margin was 3.18% for the first six months of 2012, unchanged compared to the same six-month period a year ago. Net interest spread was 2.96%, up two basis points compared to 2.94%.

Balance Sheet

●
Total assets were $1.8 billion at June 30, 2012, a decrease of $43.2 million or 2.3% from March 31, 2012. The net decrease in total assets is attributed mainly to a decrease in cash and equivalents of $17.7 million or 19.9%, a decrease in investment securities of $16.5 million or 2.6%, and a decrease in loans (net of unearned income and allowance) and other real estate owned of $6.2 million or 0.6% and $2.2 million or 5.2%, respectively.

●
The decrease in cash and equivalents was driven by a $23.6 million decrease in interest bearing deposits in other banks, primarily from lower balances maintained in clearing accounts with the Federal Reserve. Such balances fluctuate daily as the Company’s overall net funding position changes.

●
The decrease in investment securities was driven by the sales transactions that occurred during the current quarter. Such sales take place at irregular intervals based on current asset and liability management strategies.

●
The decrease in loans reflects the lack of high quality loan demand sought by the Company as it continues a cautious and measured approach to new lending while working to reduce its high level of nonperforming assets.

●
Other real estate owned decreased during the current quarter primarily from the sale of properties totaling $4.9 million, including two larger-balance properties totaling $2.9 million in the aggregate. The Company added $3.4 million of additional properties during the quarter, of which $2.8 million represents collateral previously securing nonaccrual loans.

Farmers Capital Bank Corporation   *   Page 4 of 6

●
Total deposits decreased $39.8 million or 2.7% in the linked quarter comparison. Interest bearing deposits, primarily time deposits, decreased $42.2 million or 3.5%. Noninterest bearing deposit balances were up $2.5 million or 1.0%. Time deposits have trended downward primarily as a result of the Company’s strategy to lower its cost of funds by allowing higher-rate certificates of deposit to roll off or reprice at significantly lower interest rates.

●	Short-term borrowings decreased $6.0 million or 21.3%. Long-term borrowings were relatively unchanged.
●
The allowance for loan losses was 2.61% of loans outstanding (net of unearned income) at June 30, 2012, an increase of three basis points compared to 2.58% at March 31, 2012. Net charge-offs were $1.3 million and $2.2 million for the current and linked quarters, respectively. This represents a decrease of $906 thousand or 41.4%. Net charge-offs for the current quarter include one larger-balance transaction of $405 thousand compared to three larger-balance transactions in the linked quarter totaling $1.1 million in the aggregate.

●
The ratio of nonperforming loans to loans outstanding (net of unearned income) was 6.9% at June 30, 2012, an improvement of 61 basis points compared to 7.5% at March 31, 2012. The decrease was driven by the reduction in nonaccrual loans of $6.8 million or 11.0%.

●
On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with their regulatory agencies.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 5 of 6

Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest income	$18,087	$18,410	$20,133	$36,497	$40,301
Interest expense	4,720	5,203	6,311	9,923	12,823
Net interest income	13,367	13,207	13,822	26,574	27,478
Provision for loan losses	1,341	977	4,528	2,318	6,969
Net interest income after provision for loan losses	12,026	12,230	9,294	24,256	20,509
Noninterest income	6,412	6,028	6,340	12,440	12,233
Noninterest expenses	14,401	14,593	15,507	28,994	30,789
Income before income tax expense	4,037	3,665	127	7,702	1,953
Income tax (benefit) expense	890	356	(42)	1,246	739
Net income	$3,147	$3,309	$169	$6,456	$1,214

Net income	$3,147	$3,309	$169	$6,456	$1,214
Preferred stock dividends and discount accretion	(480)	(478)	(473)	(958)	(945)
Net income (loss) available to common shareholders	$2,667	$2,831	$(304)	$5,498	$269

Basic and diluted net income (loss) per common share	$.36	$.38	$(.04)	$.74	$.04

Averages
Loans, net of unearned interest	$1,041,927	$1,058,277	$1,144,035	$1,050,012	$1,158,774
Total assets	1,895,963	1,906,371	1,956,654	1,901,110	1,957,367
Deposits	1,422,278	1,434,399	1,466,759	1,428,272	1,465,814
Shareholders’ equity	163,262	159,357	154,090	161,331	152,715

Weighted average common shares outstanding – basic and diluted	7,454	7,447	7,420	7,450	7,416

Return on average assets	.67%	.70%	.03%	.68%	.13%
Return on average equity	7.75%	8.35%	.44%	8.05%	1.60%

	June 30, 2012	March 31, 2012	December 31, 2011
Cash and cash equivalents	$71,001	$88,669	$94,309
Investment securities	617,731	634,250	598,694
Loans, net of allowance of $27,113, $27,053, and $28,264	1,013,326	1,019,508	1,043,844
Other assets	145,598	148,400	146,743
Total assets	$1,847,656	$1,890,827	$1,883,590

Deposits	$1,407,448	$1,447,203	$1,435,065
Federal funds purchased and other short-term borrowings	21,989	27,945	27,022
Other borrowings	229,434	229,552	239,664
Other liabilities	25,049	26,392	24,782
Total liabilities	1,683,920	1,731,092	1,726,533

Shareholders’ equity	163,736	159,735	157,057
Total liabilities and shareholders’ equity	$1,847,656	$1,890,827	$1,883,590

End of period tangible book value per common share1	$17.76	$17.22	$16.86
End of period common share value	6.57	6.01	4.49

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation   *   Page 6 of 6